Exhibit 5.1

[Cole, Schotz, Meisel, Forman & Leonard Letterhead]

November 4, 2010

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, NY  10962

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about November 4, 2010 relating to 1,000,000 additional shares of Common Stock, $.01 par value per share (the “Shares”), of Vision-Sciences, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2007 Stock Incentive Plan (the “Plan”).

We have examined the Amended and Restated Certificate of Incorporation of the Company, the By-Laws of the Company and all amendments thereto, the Registration Statement, the Plan, all pertinent records of the meetings of the directors and stockholders of the Company and such other documents relating to the Company as we have deemed material for the purposes of this opinion.  As to questions of fact material to this opinion, we have relied upon certificates of public officials and statements and representations of officers of the Company, without independent verification of the information therein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or copies and the accuracy and completeness of all documents submitted to us.  We have assumed that, at the time of the issuance, sale and delivery of the Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity or enforceability thereof, (ii) the terms and conditions of the Shares will be as expressly contemplated in the Plan and Registration Statement and (iii) the Certificate of Incorporation and By-Laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

Based on the foregoing, it is our opinion that the Shares of Common Stock covered by the Registration Statement, when authorized for issuance by resolutions of the Board of Directors (or the Compensation Committee) and when issued and paid for in accordance with the terms of the Plan and such resolutions of the Board of Directors (or the Compensation Committee), will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of Delaware.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,

COLE, SCHOTZ, MEISEL, FORMAN & LEONARD, P.A.

/s/ Cole, Schotz, Meisel, Forman & Leonard, P.A.